Exhibit 4.38

DATED 13 MAY 2008

IONIAN TRADERS INC.

NORWALK STAR OWNERS INC.

(as Borrowers)

- and -

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT

BAYERISCHE HYPO- UND VEREINSBANK AG

and others

(as Lenders)

- and -

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT

(as Agent)

- and -

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT

BAYERISCRE HYPO- UND VEREINSBANK AG

(as Swap Providers)

- and -

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT

(as Security Agent)

US$125,000,000 SECURED

LOAN AGREEMENT

m.vs. “GRAN TRADER” (tbr CAPRI) and “NORD LUNA” (tbr POSITANO)

STEPHENSON HARWOOD

One St. Paul’s Churchyard

London EC4M 8SH

Tel: 020 7329 4422

Fax: 020 7329 7100

Ref: 09. 212

CONTENTS

		Page
1	Definitions and Interpretation	2

2	The Loan and its Purpose	12

3	Conditions of Utilisation	13

4	Advance	14

5	Repayment	14

6	Prepayment	15

7	Interest	16

8	Indemnities	19

9	Arrangement Fee	23

10	Security and Application of Moneys	23

11	Representations	25

12	Undertakings and Covenants	28

13	Events of Default	34

14	Assignment and Sub-Participation	38

15	The Master Agreement	40

16	The Agent, the Security Agent and the Lenders	41

17	Set-Off	51

18	Payments	51

19	Notices	53

20	Partial Invalidity	54

21	Remedies and Waivers	55

LOAN AGREEMENT

Dated: 13 May 2008

BETWEEN:

(1)	NORWALK STAR OWNERS INC., and IONIAN TRADERS INC., both companies incorporated under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, (together the “Borrowers” and each a “Borrower”) jointly and severally; and

(2)	the banks listed in Schedule 1 (The Lenders, the Commitments and the Swap Providers), each acting through its office at the address indicated against its name in Schedule 1 together the “Lenders” and each a “Lender”); and

(3)	DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT, acting as agent and arranger through its office at 17, Domshof, 28195, Bremen, Federal Republic of Germany (in that capacity the “Agent”); and

(4)	the banks listed in Schedule 1 (The Lenders, the Commitments, and the Swap Providers), each acting through its office at the address indicated against its name in Schedule 1 (together the “Swap Providers” and each a “Swap Provider”); and

(5)	DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT, acting as security agent through its office at 17, Domshof, 28195, Bremen, Federal Republic of Germany (in that capacity the “Security Agent”).

WHEREAS:

(A)	Each Borrower has agreed to purchase the relevant Vessel from the relevant Seller on the terms of the relevant MOA and intends to register that Vessel under the relevant flag specified below in the definition of “Vessels”.

(B)	Each of the Lenders has agreed to advance to the Borrowers on a joint and several basis its Commitment (aggregating, with all the other Commitments, an amount not exceeding the lesser of (i) $125,000,000 and (ii) sixty per cent (60%) of the Fair Market Value on the Drawdown Date) to assist the Borrowers to finance part of the aggregate Purchase Price of the Vessels.

IT IS AGREED as follows:

1	Definitions and interpretation

1.1	In this Agreement:

“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

“Assignments” means the deeds of assignment referred to in Clause 10.1.2 (Security Documents).

“Availability Termination Date” means 31 July 2008 or such later date as the Lenders may in their discretion agree.

“Break Costs” means all sums payable by the Borrowers from time to time under Clause 8.3 (Break Costs).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London, Bremen, Hamburg and Piraeus.

“Commitment” means, in relation to a Lender, the amount of the Loan which that Lender agrees to advance to the Borrowers as its several liability as indicated against the name of that Lender in Schedule 1 (The Lenders and the Commitments) and/or, where the context permits, the amount of the Loan advanced by that Lender and remaining outstanding and “Commitments” means more than one of them.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Confirmation” means a confirmation exchanged, or deemed exchanged, between a Swap Provider and the Borrowers as contemplated by the relevant Master Agreement.

“Credit Support Document” means any document described as such in the Master Agreements and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of any of the Finance Parties.

“Credit Support Provider” means any person (other than a Borrower) described as such in the Master Agreements.

“Currency of Account” means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

“Deeds of Covenants” means the deeds of covenants referred to in Clause 10.1.1 (Security Documents).

“Default” means an Event of Default or any event or circumstance specified in Clause 13.1 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

“Dollars” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“Drawdown Date” means the date on which the relevant Drawing is advanced under Clause 4 (Advance) and “Second Drawdown Date” means the second such Drawdown Date to occur.

“Drawdown Notice” means a notice substantially in the form set out in Schedule 3 (Form of Drawdown Notice).

“Drawing” means any part of the Loan advanced or to be advanced pursuant to a Drawdown Notice and “Drawings” means both of them.

“Earnings” means all hires, freights, pool income and other sums payable to or for the account of a Borrower in respect of a Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of a Vessel.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Event of Default” means any of the events or circumstances set our in Clause 13.1 (Events of Default).

“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

“Fair Market Value” means the market value of a Vessel to be conclusively determined by a reputable, independent and first class firm of shipbrokers appointed by the Agent, after consultation with the Borrowers, on the basis of a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Borrowers setting out any of the fees referred to in Clause 9 (Fees)

“Finance Documents” means this Agreement, the Master Agreements, the Security Documents, any Fee Letter and any other document designated as such by the Agent and the Borrowers and “Finance Document” means any one of them.

“Finance Parties” means the Agent, the Security Agent, the Swap Providers and the Lenders and “Finance Party” means any one of them.

“Financial Indebtedness” means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or similar instrument;

(d)	any finance or capital lease;

(e)	receivables sold or discounted (other than on a non-recourse basis);

(f)	deferred payments for assets or services;

(g)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“GAAP” means generally accepted accounting principles in the United States of America.

“Guarantee” means the guarantee and indemnity referred to in Clause 10.1.3 (Security Documents).

“Guarantor” means DryShips Inc. of the Marshall Islands and/or (where the context permits) any other person who shall at any time during the Facility Period give to the Lenders or to the Security Agent on their behalf a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

“Hedging Transaction” means a Transaction entered into between a Swap Provider and the Borrowers pursuant to a Master Agreement for the express purpose of hedging all or part of the Borrowers’ interest rate risk under this Agreement.

“IAPPC” means a valid international air pollution prevention certificate for a Vessel issued under Annex VI.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to any of the Finance Parties under all or any of the Finance Documents.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with a Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Interest Coverage” means the earnings before interest, tax, depreciation and amortisation over interest expense calculated on a trailing basis.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.8 (Accrual and payment of interest).

“Interest Period” means each period for the determination and payment of interest selected by the Borrowers or agreed or selected by the Agent pursuant to Clause 7 (Interest).

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISPS Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for a Vessel issued under the ISPS Code.

“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for any Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the London interbank market, at 11.00 a.m. two (2) Business Days before the first day of the relevant Interest Period for the offering of deposits in Dollars in an amount comparable to the Loan (or any relevant part of the Loan) and for a period comparable to the relevant Interest Period.

“Loan” means the aggregate amount advanced or to be advanced by the Lenders to the Borrowers under Clause 4 (Advance) or, where the context permits, the amount advanced and for the time being outstanding.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than sixty seven per cent (67%) of the aggregate of all the Commitments.

“Management Agreements” means the agreements for the commercial and/or technical management of the Vessels between the Borrowers respectively and the Managers and “Management Agreement” means either of them.

“Managers” means Cardiff Marine Inc. of the Republic of Liberia, or such other commercial and/or technical managers of the Vessels nominated by the Borrowers as the Agent may approve.

“Margin” means one point one five per cent (1.15%) per annum.

“Market Adjusted Equity Ratio” means the interest bearing liabilities plus the shareholders’ equity after shareholder’s equity has been adjusted for market values.

“Master Agreements” means any Deutscher Rahmenvertrag (Rahmenvertrag Für Finanztermingeschäfte) Master Agreement (or any other form of master agreement relating to interest or currency exchange transactions) entered into between each Swap Provider and the Borrowers during the Facility Period, including each Schedule to any Master Agreement and each Confirmation exchanged pursuant to any Master Agreement. and “Master Agreement” means either one of them.

“Maximum Drawing Amount” means (a) an aggregate amount not exceeding eighty one million eight hundred thousand Dollars ($81,800,000) in respect of the Drawing relating to “GRAN TRADER” and (b) an aggregate amount not exceeding forty three million two hundred thousand Dollars ($43,200,000) in respect of the Drawing relating to “NORD LUNA”.

“Maximum Loan Amount” means an aggregate amount not exceeding the lesser of (a) one hundred and twenty five million Dollars ($125,000,000) and (b) sixty per cent (60%) of the aggregate Fair Market Value on the Drawdown Date.

“Minimum Liquidity” means the sum of cash and cash equivalents excluding restricted cash, as each such term is defined in the applicable financial statements for the Guarantor.

“Minimum Net Worth” means the charter free market value of total assets less total liabilities, as each such term is defined in the applicable financial statements for the Guarantor.

“MOAs” means the memoranda of agreement dated 13 November 2007 in respect of “GRAN TRADER” and 12 March 2008, in respect of “NORD LUNA” on the terms and subject to the conditions of which the Sellers will sell the Vessels to the Borrowers respectively for the applicable Purchase Price and “MOA” means either of them.

“Mortgagee’s Insurances” means all policies and contracts of mortgagee’s interest insurance, mortgage’s additional perils (oil pollution) insurance and any other insurance from time to time taken out by the Agent in relation to a Vessel.

“Mortgages” means the statutory mortgages referred to in Clause 10.1.1 (Security Documents) together with the Deeds of Covenants and “Mortgage” means either of them.

“Notional Amount”, in respect of any Hedging Transaction, means the Notional Amount as defined in the Confirmation relating to that Hedging Transaction.

“Original Financial Statements” means the audited consolidated financial statements of the Guarantor for the financial year ended 2007.

“Permitted Encumbrance” means any Encumbrance which has the prior written approval of the Agent, or any liens for current crews’ wages and salvage and liens incurred in the ordinary course of trading a Vessel up to an aggregate amount at any time not exceeding.

“Proportionate Share” means, at any time, the proportion which a Lender’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Lenders (whether or not advanced).

“Purchase Price” means one hundred and fifty two million two hundred and fifty thousand Dollars ($152,250,000) in respect of the “GRAN TRADER” and seventy two million Dollars ($72,000,000) in respect of the “NORD LUNA”.

“Relevant Documents” means the Finance Documents, the MOAs, the Management Agreements and the Managers’ confirmation specified in Part I of Schedule 2 (Conditions precedent).

“Repayment Date” means the date for payment of any Repayment Instalment in accordance with Clause 5.1 (Repayment of Loan).

“Repayment Instalment” means any instalment of the Loan to be repaid by the Borrowers under Clause 5.1 (Repayment of Loan).

“Requisition Compensation” means all compensation or other money which may from time to time be payable to a Borrower as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Screen Rate” means in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or the service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers and the Lenders.

“Security Documents” means the Mortgages, the Deeds of Covenants, the Assignments, the Guarantee and any other Credit Support Documents or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.

“Security Parties” means the Borrowers, the Guarantor, any other Credit Support Provider and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

“Sellers” means the persons specified as such in the definition of “Vessels” below and “Seller” means either of them.

“SMC” means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Loss” means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of a Vessel; or

(b)	the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)	the capture, seizure, arrest, detention or confiscation of a Vessel by any government or by persons acting or purporting to act on behalf of any government, unless that Vessel is released and returned to the possession of the relevant Borrower within one month after the capture, seizure, arrest, detention or confiscation in question.

“Transaction” means a transaction entered into between a Swap Provider and the Borrowers governed by a Master Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

“Transfer Date”, in relation to any Transfer Certificate, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Trust Property” means:

(a)	all benefits derived by the Security Agent from Clause 10 (Security and Application of Moneys); and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents.

with the exception of any benefits arising solely for the benefit of the Security Agent.

“Vessels” means the following vessels, and everything now or in the future belonging to them on board and ashore, currently registered under the respective flags set out below in the ownership of the respective Sellers set out below and intended to be sold to the respective Borrowers set out below on the terms of the MOAs and “Vessel” means either of them:

Name of Vessel	IMO no.	Flag	Seller	Borrower
“NORD LUNA” (tbr POSITANO)	9213791	Malta	Dampskibsseiskabet “NORDEN” A/S	Ionian Traders Inc.

“GRAN TRADER” (tbr CAPRI)	9248526	Malta	Ratu Shipping Co. S.A.	Norwalk Star Owners Inc.

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi- governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6	references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to any Finance Party include its successors, transferees and assignees;

1.2.9	a time of day (unless otherwise specified) is a reference to London time; and

1.2.10	words and expressions defined in a Master Agreement, unless the context otherwise requires, have the same meaning.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to die subject matter of this Agreement exchanged between any Finance Party and the Borrowers or their representatives prior to the date of this Agreement.

2	The Loan and its Purpose

2.1	Amount Subject to the terms of this Agreement, the Lenders agree to make available to the Borrowers a term loan not exceeding the Maximum Loan Amount.

2.2	Finance Parties’ obligations The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3	Purpose The Borrowers shall apply the Loan for the purposes referred to in Recital (B).

2.4	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

3	Conditions of Utilisation

3.1	Conditions precedent The Borrowers are not entitled to have any Drawing advanced unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent), save that references in Section 2 of that Part I to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to any Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.2	Further conditions precedent The Lenders will only be obliged to advance a Drawing if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.2.1	no Default is continuing or would result from the advance of that Drawing; and

3.2.2	the representations made by the Borrowers under Clause 11 (Representations) are true in all material respects.

3.3	Drawing limit The Lenders will only be obliged to advance a Drawing if that Drawing will not increase the Loan to a sum in excess of the Maximum Loan Amount nor exceed the Maximum Drawing Amount.

3.4	Conditions subsequent The Borrowers undertake to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, the relevant Drawdown Date the additional documents and other evidence listed in Part II of Schedule 2 (Conditions subsequent), save that references in that Part II to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to any Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.5	No Waiver If the Lenders in their sole discretion agree to advance a Drawing to the Borrowers before all of the documents and evidence required by Clause 3.1

(Conditions precedent) have been delivered to or to the order of the Agent, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent.

The advance of a Drawing under this Clause 3.5 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 3.1 (Conditions precedent).

3.6	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:

3.6.1	be in form and substance acceptable to the Agent; and

3.6.2	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

4	Advance

4.1	Drawdown Request The Borrowers may request a Drawing to be advanced in one amount on any Business Day prior to the Availability Termination Date by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than (a) one (1) Business Day before the proposed Drawdown Date in respect of the Drawing relating to the “GRAN TRADER” and (b) three (3) Business Days before the proposed Drawdown Date respect of the Drawing relating to the “NORD LUNA”.

4.2	Lenders’ participation Subject to Clauses 2 (The Loan and its Purpose) and 3 (Conditions of Utilisation), the Agent shall promptly notify each Lender of the receipt of a Drawdown Notice, following which each Lender shall advance its Proportionate Share of the relevant Drawing to the Borrowers through the Agent on the relevant Drawdown Date.

5	Repayment

5.1

Repayment of Loan The Borrowers agree to repay the Loan to the Agent for the account of the Lenders by thirty two (32) consecutive quarterly instalments the first eight (1st-8th) such repayment instalments each in the sum of six million five hundred thousand Dollars ($6,500,000), the following twenty three (9th-31st) such repayment instalments each in the sum of two million two hundred and fifty thousand Dollars ($2,250,000) and thirty second (32nd) and final such repayment instalment in the sum of twenty one million two hundred and fifty thousand Dollars ($21,250,000) (comprising an instalment of two million two hundred and fifty thousand Dollars ($2,250,000) and a balloon amount of nineteen million Dollars ($19,000,000)), the first instalment falling due on the date which is three calendar months after the earlier to occur of the Second Drawdown Date and the Availability Termination Date and subsequent instalments falling due at consecutive intervals of three calendar months thereafter.

5.2	Reduction of Repayment Instalments If the aggregate amount advanced to the Borrowers is less than the Maximum Loan Amount, the amount of each Repayment Instalment shall be reduced pro rata to the amount actually advanced.

5.3	Reborrowing The Borrowers may not reborrow any part of the Loan which is repaid or prepaid.

6	Prepayment

6.1	Illegality If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1	that Lender shall promptly notify the Agent of that event;

6.1.2	upon the Agent notifying the Borrowers, the Commitment of that Lender (to the extent not already advanced) will be immediately cancelled; and

6.1.3	the Borrowers shall repay that Lender’s Commitment (to the extent already advanced) on the last day of the current interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law) and the remaining Repayment Instalments shall be reduced pro rata.

6.2	Voluntary prepayment of Loan The Borrowers may prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of five hundred thousand Dollars ($500,000) or integral multiples thereof) subject as follows:

6.2.1	they give the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice;

6.2.2	no prepayment may be made until after the Availability Termination Date; and

6.2.3	any prepayment under this Clause 6.2 shall satisfy the obligations under Clause 5.1 (Repayment of Loan) in inverse order of maturity.

6.3	Mandatory prepayment on sale or Total Loss If a Vessel is sold by a Borrower or becomes a Total Loss, the Borrowers shall, simultaneously with any such sale or within one hundred and twenty (120) days after any such Total Loss, make a prepayment of the Drawing applicable to that Vessel. Any such prepayment shall be applied in prepayment of the remaining Repayment Instalments in inverse order of maturity.

6.4	Restrictions Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and subject to Clause 6.2 (Voluntary prepayment of Loan) and Clause 6.3 (Mandatory prepayment on sale or Total Loss), without premium or penalty.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrowers or the Lenders, as appropriate.

7	Interest

7.1	Interest Periods The period during which the Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of three, six or twelve months’ duration, as selected by the Borrowers by written notice to the Agent not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Agent (acting on the instructions of all the Lenders).

7.2	Beginning and end of Interest Periods Each Interest Period shall start on the first Drawdown Date or (if a Drawing is already made) on the last day of the preceding Interest Period and end on the date which numerically corresponds to the first Drawdown Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.

7.3	Second and subsequent Drawings If the second or any subsequent Drawing is made otherwise than on the first day of an Interest Period for the balance of the Loan, there shall be a separate initial Interest Period for that Drawing commencing on its Drawdown Date and expiring on the final date of the then current Interest Period for the balance of the Loan.

7.4	Interest Periods to meet Repayment Dates If an Interest Period will expire after the next Repayment Date, there shall be a separate Interest Period for a part of the Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

7.5	Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.6	Interest rate During each Interest Period interest shall accrue on the Loan at the rate determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR.

7.7	Failure to select Interest Period If the Borrowers at any time fail to select or agree an Interest Period in accordance with Clause 7.1 (Interest Periods), the interest rate applicable shall be the rate determined by the Agent in accordance with Clause 7.6 (Interest rate) for an Interest Period of such duration (not exceeding three (3) months) as the Agent may select.

7.8	Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrowers to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than three (3) months, on the dates falling at three (3) monthly intervals after the first day of that Interest Period.

7.9	Default interest If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each selected by the Agent (acting reasonably). Any interest accruing under this Clause 7.9 shall be immediately payable by that Borrower on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.10	Changes in market circumstances If at any time the Agent determines (which determination shall be final and conclusive and binding on the Borrowers) that in the London interbank market either adequate and fair means do not exist for determining the rate of interest on the Loan for any Interest Period or the cost to a Lender or Lenders of obtaining matching deposits for any Interest Period would be in excess of LIBOR:

7.10.1	the Agent shall give notice to the Lenders and the Borrowers of the occurrence of such event; and

7.10.2	the rate of interest on each Lenders Commitment for that Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin; and

(b)	the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its Commitment from whatever source it may reasonably select,

PROVIDED THAT if the resulting rate of interest on any Commitment is not acceptable to the Borrowers:

7.10.3	the Agent on behalf of the Lenders will negotiate with the Borrowers in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest which is financially a substantial equivalent to the basis provided for in this Agreement;

7.10.4	any substitute basis agreed pursuant to Clause 7.10.3 shall be binding on all the parties to this Agreement and shall apply to all Commitments; and

7.10.5	if, within thirty (30) days of the giving of the notice referred to in Clause 7.10.1, the Borrowers and the Agent fail to agree in writing on a substitute basis for determining the rate of interest, the Borrowers will immediately prepay the relevant Commitment, together with any Break Costs, and the remaining Repayment Instalments shall be reduced pro rata.

7.11	Determinations conclusive The Agent shall promptly notify the Borrowers of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8	Indemnities

8.1	Transaction expenses The Borrowers will, within fourteen (14) days of the Agent’s written demand, pay the Agent (for the account of the Finance Parties) the amount of all costs and expenses (including legal fees and Value Added Tax or any similar or replacement tax if applicable) incurred by the Finance Parties or any of them in connection with:

8.1.1	the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not all or any part of the Loan is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed); and

8.1.3	any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of the Vessels).

8.2	Funding costs The Borrowers shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason, a Drawing is not advanced to the Borrowers after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by a Finance Party).

8.3	Break Costs The Borrowers shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all costs, losses, premiums or penalties incurred by that Finance Party as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 (Prepayment) or otherwise) on a day other than the last day of an Interest Period for the Loan or relevant part of the Loan, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan, and any liabilities, expenses or losses incurred by that Finance Party in terminating or reversing, or otherwise in connection with, any Transaction or any other interest rate and/or currency swap, transaction or arrangement entered into by that Finance Party to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement or a Master Agreement.

8.4	Currency indemnity In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrowers shall, on the Agents written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.5	Increased costs (subject to Clause 8.6 (Exceptions to increased costs)) If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the date of this Agreement:

8.5.1	a Finance Party (or the holding company of a Finance Party) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

8.5.2	the basis of Taxation of payments to a Finance Party in respect of all or any part of the Indebtedness shall be changed; or

8.5.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of a Finance Party; or

8.5.4	the manner in which a Finance Party allocates capital resources to its obligations under this Agreement and/or a Master Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which a Finance Party is required or requested to maintain shall be affected; or

8.5.5	there is imposed on a Finance Party (or on the holding company of a Finance Party) any other condition in relation to the Indebtedness or the Finance Documents;

and the result of any of the above shall be to increase the cost to a Finance Party (or to the holding company of a Finance Party) of that Finance Party making or maintaining its Commitment, or its obligations under a Master Agreement, or to cause a Finance Party to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement or a Master Agreement, and/or performing its obligations under this Agreement or a Master Agreement, then, subject to Clause 8.6 (Exceptions to increased costs), the Finance Party affected shall notify the Agent and the Borrowers shall from time to time pay to the Agent on demand for the account of that Finance Party the amount which shall compensate that Finance Party (or the relevant holding company) for such additional cost or reduced return. A certificate signed by an authorised signatory of that Finance Party setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrowers and shall be conclusive evidence of such amount save for manifest error or on any question of law.

8.6	Exceptions to increased costs Clause 8.5 (Increased costs) does not apply to the extent any additional cost or reduced return referred to in that Clause is:

8.6.1	compensated for by a payment made under Clause 8.10 (Taxes); or

8.6.2	compensated for by a payment made under Clause 18.3 (Grossing-up); or

8.6.3	attributable to the wilful breach by the relevant Finance Party (or the holding company of that Finance Party) of any law or regulation.

8.7	Events of Default The Borrowers shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses, costs and liabilities incurred or sustained by that Finance Party as a consequence of any Event of Default.

8.8	Enforcement costs The Borrowers shall pay to the Agent (for the account of each Finance Party) on the Agent’s written demand the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being mortgagee of a Vessel and/or a lender to the Borrowers, or by reason of that Finance Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel.

8.9	Other costs The Borrowers shall pay to the Agent (for the account of each Finance Party) on the Agent’s written demand the amount of all sums which that Finance Party may pay or become actually or contingently liable for on account of a Borrower in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Finance Party in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel, and any sums which that Finance Party may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention.

8.10	Taxes The Borrowers shall pay all Taxes to which all or any part of the Indebtedness or any Finance Document may be at any time subject (other than Tax on a Finance Party’s overall net income) and shall indemnify the Finance Parties, by payment to the Agent (for the account of the Finance Parties) on the Agent’s written demand, against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

9	Arrangement Fee

The Borrowers shall pay to the Agent for retention by the Agent or for distribution to the Lenders in such manner as the Agent and the Lenders may agree, a non-refundable arrangement fee of $375,000 (i.e. zero point three per cent (0.3%) of the Maximum Loan Amount) on the first Drawdown Date to occur.

10	Security and Application of Moneys

10.1	Security Documents As security for the payment of the Indebtedness, the Borrowers shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent the following documents in such forms and containing such terms and conditions as the Security Agent shall require:

10.1.1	first statutory mortgages over the Vessels together with collateral deeds of covenants;

10.1.2	first priority deeds of assignment of the Insurances, Earnings and Requisition Compensation of the Vessels;

10.1.3	a guarantee and indemnity from the Guarantor.

10.2	General application of moneys Each Borrower, subject to Clause 10.3 (Application of moneys on sale or Total Loss), irrevocably authorises the Agent and the Security Agent to apply all sums which either of them may receive:

10.2.1	pursuant to a sale or other disposition of its Vessel or any right, title or interest in its Vessel; or

10.2.2	by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation of its Vessel; or

10.2.3	otherwise arising under or in connection with any Security Document,

in or towards satisfaction, or by way of retention on account, of the Indebtedness, in such manner as the Agent may in its discretion determine PROVIDED THAT any part of the Indebtedness arising out of a Master Agreement shall be satisfied, or retained for, on a pari passu basis with the remainder of the Indebtedness.

10.3	Application of moneys on sale or Total Loss Each Borrower irrevocably authorises the Agent and the Security Agent to apply all sums which either of them may receive pursuant to a sale by that Borrower of its Vessel or a Total Loss of its Vessel in or towards satisfaction of the prepayment due and payable by virtue of that sale or Total Loss under Clause 6.3 (Mandatory prepayment on sale or Total Loss), but the Borrowers’ obligation to make that prepayment shall not be affected if those sums are insufficient to satisfy that obligation.

10.4	Additional security If at any time the aggregate of the Fair Market Value of the Vessels and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Agent (in the case of other charged assets), and determined by the Agent in its discretion (in all other cases)) for the time being provided to the Security Agent under this Clause 10.4 is less than one hundred and twenty five per cent (125%) of the Loan the Borrowers shall, within thirty (30) days of the Agent’s request, at the Borrowers’ option:

10.4.1	pay to the Security Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Security Agent as additional security for the payment of the Indebtedness; or

10.4.2	give to the Security Agent other additional security in amount and form acceptable to the Security Agent in its discretion; or

10.4.3	prepay the amount of the Indebtedness which will ensure that the aggregate of the Fair Market Value of the Vessels and the value of any such additional security is not less than one hundred and twenty five per cent (125%) of the Loan.

Clauses 5.3 (Reborrowing), 6.2.3 (Voluntary prepayment of Loan) and 6.4 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 10.4 and the value of any additional security provided shall be determined as stated above.

11	Representations

11.1	Representations The Borrowers make the representations and warranties set out in this Clause 11.1 to each Finance Party on the date of this Agreement.

11.1.1	Status Each Security Party (which is not an individual) is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

11.1.2	Binding obligations The obligations expressed to be assumed by each Security Party in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

11.1.3	Non-conflict with other obligations The entry into and performance by each Security Party of, and the transactions contemplated by, the Finance Documents do not conflict with,

(a)	any law or regulation applicable to that Security Party;

(b)	the constitutional documents of that Security Party; or

(c)	any document binding on that Security Party or any of its assets,

and in borrowing the Loan, the Borrowers are acting for their own account.

11.1.4	Power and authority Each Security Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

11.1.5	Validity and admissibility in evidence All consents, licences, approvals, authorisations, filings and registrations required or desirable,

(a)	to enable each Security Party lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party or to enable each Finance Party to enforce and exercise all its rights under the Finance Documents; and

(b)	to make the Finance Documents to which any Security Party is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

11.1.6	Governing law and enforcement The choice of English law as the governing law of any Finance Document expressed to be governed by English law will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party, and any judgment obtained in England in relation to any such Finance Document will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party.

11.1.7	Deduction of Tax No Security Party is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

11.1.8	No filing or stamp taxes Under the law of jurisdiction of incorporation of each relevant Security Party it is not necessary that the Finance Documents (other than the Security Documents) be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

11.1.9	No default No Event of Default is continuing or might reasonably be expected to result from the advance of any Drawing.

11.1.10	No misleading information Any factual information provided by any Security Party to any Finance Party was true and accurate in all material respects as at the date it was provided.

11.1.11	Pari passu ranking The payment obligations of each Security Party under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.1.12	No proceedings pending or threatened No Litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of the Borrowers’ knowledge threatened) which, if adversely determined, might reasonably be expected to have a materially adverse effect on the business, assets, financial condition or credit worthiness of any Security Party.

11.1.13	Disclosure of material facts The Borrowers are not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

11.1.14	No established place of business in the UK or US No Security Party (other than the Guarantor) has an established place of business in the United Kingdom or the United States of America.

11.1.15	Completeness of Relevant Documents The copies of any Relevant Documents provided or to be provided by the Borrowers to the Agent in accordance with Clause 3 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Agent.

11.1.16	Indirect subsidiary of the Guarantor The Borrowers are and shall remain indirect subsidiaries of the Guarantor.

11.2	Repetition Each representation and warranty in Clause 11.1 (Representations) is deemed to be repeated by the Borrowers by reference to the facts and circumstances then existing on the date of each Drawdown Notice and the first day of each Interest Period.

12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1	Information Undertakings

12.1.1	Financial statements The Borrowers shall procure that the Guarantor supplies to the Agent as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of their financial years, the Guarantor’s audited consolidated financial statements for that financial year, together with a Compliance Certificate, signed by an authorised signatory of the Guarantor, setting out (in reasonable detail) computations as to compliance with Clause 12.2 (Financial covenants) as at the date at which those financial statements were drawn up, containing (amongst other things) the Guarantor’s profit and loss account for, and the balance sheet at the end of, each such financial year.

12.1.2	Requirements as to financial statements Each set of financial statements delivered by the Borrowers under Clause 12.1.1 (Financial statements):

(a)	shall be certified by a director or an authorised signatory of the Guarantor, as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and

(b)	shall be prepared using GAAP. accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, the Guarantor notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and the Guarantor’s auditors respectively deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to make an accurate comparison between the financial position indicated in those financial statements and that indicated in the Original Financial Statements.

12.1.3	Information: miscellaneous The Borrowers shall supply to the Agent:

(a)	all documents dispatched by any Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched; and

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which might, if adversely determined, have a materially adverse effect on the business, assets, financial condition or credit worthiness of that Security Party.

12.1.4	Notification of default

(a)	The Borrowers shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, each Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers or an authorised signatory on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

12.1.5	“Know your customer” checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of a Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.2	Financial covenants The Borrowers shall procure that at all times the Guarantor’s financial condition, as evidenced by the most recent financial statements, shall be such that:

12.2.1	the Guarantor maintains Interest Coverage which exceeds 3.1; and

12.2.2	Minimum Net Worth is not lower than one hundred and eighty million Dollars ($180,000,000) for the financial year ending 31 December 2008 and two hundred and twenty five million Dollars ($225,000,000) thereafter; and

12.2.3	throughout the Facility Period the Guarantor maintains aggregate Minimum Liquidity in an amount in excess of twenty million Dollars ($20,000,000); and

12.2.4	the Guarantor maintains a Market Adjusted Equity Ratio of not lower than twenty five per cent (25%) in respect of the financial year ending 31 December 2008 and thirty per cent (30%) thereafter.

The financial covenants contained in this Clause 12.2 shall be tested semi-annually on the basis of the annual or semi-annual financial statements provided under Clause 12.1.1 and shall be confirmed in the relevant Compliance Certificate.

12.3	General undertakings

12.3.1	Authorisations The Borrowers shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any consent, licence, approval or authorisation required under any law or regulation to enable each Security Party to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of incorporation of each relevant Security Party of any Finance Document.

12.3.2	Compliance with laws Each Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

12.3.3	Conduct of business Each Borrower shall carry on and conduct its business in a proper and efficient manner, file all requisite tax returns and pay all tax which becomes due and payable (except where contested in good faith).

12.3.4	Evidence of good standing The Borrowers will from time to time if requested by the Agent provide the Agent with evidence in form and substance satisfactory to the Agent that the Security Parties and all corporate shareholders of any Security Party remain in good standing.

12.3.5	Negative pledge and no disposals Neither Borrower shall without the prior written consent of the Agent create nor permit to subsist any Encumbrance or other third party rights over any of its present or future assets or undertaking nor dispose of any those assets or of all or part of that undertaking.

12.3.6	Merger Neither Borrower shall without the prior written consent of the Agent enter into any amalgamation, demerger, merger or corporate reconstruction.

12.3.7	Change of business Neither Borrower shall without the prior written consent of the Agent make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

12.3.8	No other business Neither Borrower shall without the prior written consent of the Agent engage in any business other than the ownership, operation, chartering and management of its Vessel.

12.3.9	No place of business in UK or US Neither Borrower shall have an established place of business in the United Kingdom or the United States of America at any time during the Facility Period.

12.3.10	No borrowings Neither Borrower shall without the prior written consent of the Agent borrow any money (except for the Loan and unsecured Financial Indebtedness subordinated to the Loan) nor incur any obligations under leases.

12.3.11	No substantial liabilities Except in the ordinary course of business, neither Borrower shall without the prior written consent of the Agent incur any liability to any third party which is in the Agent’s opinion of a substantial nature.

12.3.12	No loans or other financial commitments Neither Borrower shall without the prior written consent of the Agent make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person except for loans made in the ordinary course of business in connection with the chartering, operation or repair of its Vessel.

12.3.13	No dividends Upon the occurrence of an Event of Default, neither Borrower shall without the prior written consent of the Agent pay any dividends or make any other distributions to shareholders or issue any new shares.

12.3.14	Inspection of records Each Borrower will permit the inspection of its financial records and accounts from time to time by the Agent or its nominee.

12.3.15	No change in Relevant Documents The Borrowers shall procure that, without the prior written consent of the Agent, there shall be no termination of, alteration to, or waiver of any term of, any of the Relevant Documents which are not Finance Documents.

12.3.16	No dealings with Master Agreement Neither Borrower shall assign, novate or encumber or in any other way transfer any of its rights or obligations under a Master Agreement, nor enter into any interest rate exchange or hedging agreement with anyone other than the Swap Providers.

12.3.17	No change in shareholding The Borrowers shall not, without the prior written consent of the Agent, permit any change in their beneficial ownership or control.

12.3.18	Subordination of shareholder loans The Borrowers shall subordinate any shareholder loans and/or inter company borrowings to the Loan and shall procure that they are given on terms and conditions acceptable to the Agent.

12.4	Vessel undertakings

12.4.1	No sale of Vessel No Borrower shall sell or otherwise dispose of its Vessel or any shares in its Vessel nor agree to do so without the prior written consent of the Agent.

12.4.2	No change in management Each Borrower shall procure that, without the prior written consent of the Agent, there shall be no termination of, alteration to, or waiver of any term of, the Management Agreement in respect of its Vessel and no Borrower shall without the prior written consent of the Agent permit the Managers to sub-contract or delegate the commercial or technical management of its Vessel to any third party.

12.4.3

Physical condition survey The Borrowers will permit the Agent to conduct, and will procure that any charterer permits the Agent to conduct, a physical condition survey of a Vessel and to conduct a comprehensive inspection of the class and other records of a Vessel by a surveyor appointed by the Agent (in its discretion) at any reasonable time during the Facility Period, at the Borrowers’ expense and without interruption of the operation of that Vessel.

13	Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1	Non-payment The Borrowers do not pay on the due date any amount payable by them under a Finance Document at the place at and in the currency in which it is expressed to be payable.

13.1.2	Other obligations A Security Party or any other person (except a Finance Party) does not comply with any provision of any of the Relevant Documents to which that Security Party or person is a party (other than as referred to in Clause 13.1.1 (Non-payment)).

No Event of Default under this Clause 13.1.2 will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Agent giving notice to the Borrowers or the Borrowers becoming aware of the failure to comply.

13.1.3	Misrepresentation Any representation, warranty or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

13.1.4	Cross default Any Financial Indebtedness in excess of one million Dollars ($1,000,000) of a Security Party:

(a)	is not paid when due or within any originally applicable grace period; or

(b)	is declared to be, or otherwise becomes, due and payable before its specified maturity as a result of an event of default (however described); or

(c)	is capable of being declared by a creditor to be due and payable before its specified maturity as a result of such an event.

13.1.5	Insolvency

(a)	A Security Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness.

(b)	The value of the assets of a Security Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any Financial Indebtedness of a Security Party.

13.1.6	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken for:

(a)	the suspension of payments, a moratorium of any Financial Indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party (other than a solvent liquidation or reorganisation of a Security Party which is not a Borrower);

(b)	a composition, compromise, assignment or arrangement with any creditor of a Security Party;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Security Party which is not a Borrower), receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of any Security Party or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of a Security Party, or any analogous procedure or step is taken in any jurisdiction.

13.1.7	Creditors’ process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party and is not discharged within thirty (30) days.

13.1.8	Change in ownership or control of a Borrower There is any change in the beneficial ownership or control of a Borrower from that advised to the Agent by the Borrowers at the date of this Agreement.

13.1.9	Repudiation A Security Party or any other person (except a Finance Party) repudiates any of the Relevant Documents to which that Security Party or person is a party or evidences an intention to do so.

13.1.10	Impossibility or illegality Any event occurs which would, or would with the passage of time, render performance of any of the Relevant Documents by a Security Party or any other party to any such document impossible, unlawful or unenforceable by a Finance Party or a Security Party.

13.1.11	Conditions subsequent Any of the conditions referred to in Clause 3.4 (Conditions subsequent) is not satisfied within the time reasonably required by the Agent.

13.1.12	Revocation or modification of authorisation Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable a Security Party or any other person (except a Finance Party) to comply with any of its obligations under any of the Relevant Documents is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Agent considers is, or may be, prejudicial to the interests of a Finance Party, or ceases to remain in full force and effect.

13.1.13	Curtailment of business A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business or, as a result of intervention by or under the authority of any government, the business of a Security Party is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of a Security Party is seized, nationalised, expropriated or compulsorily acquired.

13.1.14	Reduction of capital A Security Party reduces its authorised or issued or subscribed capital.

13.1.15	Loss of Vessel A Vessel suffers a Total Loss or is otherwise destroyed, abandoned, confiscated, forfeited or condemned as prize, or a similar event occurs in relation to any other vessel which may from time to time be mortgaged to the Security Agent as security for the payment of all or any part of the Indebtedness, except that a Total Loss, or event similar to a Total Loss in relation to any other vessel, shall not be an Event of Default if:

(a)	that Vessel or other vessel is insured in accordance with the Security Documents; and

(b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Agent in its discretion that any such refusal or dispute is likely to occur; and

(c)	payment of all insurance proceeds in respect of the Total Loss is made in full to the Security Agent within one hundred and eighty (180) days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Agent may in its discretion agree.

13.1.16	Challenge to registration The registration of a Vessel or a Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of a Mortgage is contested.

13.1.17	War The country of registration of a Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Borrower does not, within thirty (30) days of such war or civil war, change the flag of the Vessels to a flag acceptable to the Agent in its absolute discretion and the Agent in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

13.1.18	Master Agreement A Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect, unless any such event occurs subject to an agreement between the relevant Swap Provider and the Borrowers.

13.1.19	Notice of termination The Guarantor gives notice to the Security Agent to determine its obligations under the Guarantee.

13.1.20	Material adverse change Any event or series of events occurs which, in the opinion of the Agent, is likely to have a materially adverse effect on the business, assets, financial condition or credit worthiness of a Security Party.

13.2	Acceleration If an Event of Default is continuing the Agent may by notice to the Borrowers cancel any part of the Maximum Loan Amount not then advanced and:

13.2.1	declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent.

14	Assignment and Sub-Participation

14.1	Lenders’ rights With prior written notice to the Borrowers, a Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other branch of that Lender or to any other bank or financial institution and may grant sub-participations in all or any part of its Commitment.

14.2	Borrowers’ co-operation The Borrowers will co-operate fully with a Lender in connection with any assignment, transfer or sub-participation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection; and irrevocably authorise any Finance Party to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan, the Relevant Documents and the Vessels which any Finance Party may in its discretion consider necessary or desirable.

14.3	Rights of assignee Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefitting that Lender.

14.4	Transfer Certificates If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.4.1	to the extent that Lender seeks to transfer its rights and obligations, the Borrowers (on the one hand) and that Lender (on the other) shall be released from all further obligations towards the other;

14.4.2	the Borrowers (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.4.1; and

14.4.3	the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender

PROVIDED THAT the Agent shall only be obliged to execute a Transfer Certificate once:

(a)	it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)	the transferee has paid to the Agent for its own account a transfer fee of ten (10) Dollars.

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrowers a copy of that Transfer Certificate.

14.5

Finance Documents Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer

Date, there shall automatically be assigned to the transferee with any transfer of a Lender’s rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender’s rights and obligations transferred by the relevant Transfer Certificate.

14.6	No assignment or transfer by the Borrowers No Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

15	The Master Agreement

15.1	Applicability Subject to a Swap Provider’s discretion and approval, the Borrowers and that Swap Provider may enter into one or more Transactions to hedge interest rate risks in respect of the relevant Swap Provider’s Commitment, or any part thereof, in an aggregate notional amount not exceeding that Swap Provider’s Commitment (in its capacity as Lender). The following provisions of this Clause 15 will apply if a Swap Provider and the Borrowers have entered during the Facility Period, a Transaction with that Swap Provider.

15.2	Additional Termination If the Loan is for any reason not advanced to the Borrowers on or before the Availability Termination Date, and the Swap Providers, or either of them, and the Borrowers have entered into any Transactions on or before the Availability Termination Date, these Transactions shall terminate on the Availability Termination Date.

15.3	Adjustment of Notional Amounts If:

15.3.1	the amount of a Commitment actually advanced by a Lender to the Borrowers is less than the relevant Notional Amount (or the aggregate Notional Amounts) of the Hedging Transactions entered into by that Lender (in its capacity as Swap Provider) on or before the Drawdown Date; or

15.3.2	the Borrowers prepay part of the Loan under any provision of this Agreement, and the amount of the Loan remaining outstanding after that prepayment is less than the Notional Amount (or the aggregate Notional Amounts) of the Hedging Transactions then in effect, the Borrowers’ obligations under those Hedging Transactions shall (unless otherwise agreed by the Lenders) be calculated (so far as the relevant Swap Provider considers it practicable to do so) by reference to a Notional Amount (or aggregate Notional Amounts) equal to the amount of their respective commitments or the amount of the Loan actually advanced or remaining outstanding after that prepayment, as reduced on each Repayment Date by the amount of the Repayment Instalment then due, and adjusted if necessary in accordance with Clause 5.2 (Reduction of Repayment Instalments).

15.4	Authority In order to give effect to Clause 15.3 (Adjustments of Notional Amounts), or in the event of voluntary or mandatory prepayment by the Borrowers of the whole of the Loan, the Swap Providers shall, subject to the Borrowers’ consent, amend, restructure, unwind, cancel, net out, terminate, liquidate, transfer or assign any of the rights or obligations under any Hedging Transaction, and/or to enter into any other interest rate exchange and/or hedging transaction or commitment with any other counterparty.

15.5	Termination of Transactions If the exercise of the Swap Providers’ rights under Clause 15.2 (Additional Termination) and/or Clause 15.4 (Authority) results in the termination of any Transaction, that Transaction shall, for the purposes of the relevant Master Agreement (including, without limitation, section 7.1 of that Master Agreement) be treated as a terminated transaction.

15.6	Indemnity The Borrowers will indemnify the Swap Providers from time to time on demand in respect of all liabilities, losses, costs or expenses suffered, incurred or sustained by the Swap Providers, or either of them, arising in any way in relation to the exercise by the Swap Providers of their rights under this Clause 15, or arising in any way from any other termination, cancellation, unwinding or restructuring of any Transaction.

16	The Agent, the Security Agent and the Lenders

16.1	Appointment

16.1.1	Each Lender appoints the Agent to act as its agent under and in connection with the Finance Documents and each Lender and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

16.1.2	Each Lender authorises the Agent and each Lender and the Agent authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

16.1.3	The Swap Providers appoint the Security Agent to act as their security agent for the purpose of the Security Documents and authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Security Documents together with any other incidental rights, powers, authorities and discretions.

16.1.4	Except where the context otherwise requires, references in this Clause 16 to the “Agent” shall mean the Agent and the Security Agent individually and collectively.

16.2	Authority Each Lender irrevocably authorises the Agent (subject to Clauses 16.4 (Limitations on authority) and 16.18 (Instructions)):

16.2.1	to execute any Finance Document (other than this Agreement) on its behalf;

16.2.2	to collect, receive, release or pay any money on its behalf;

16.2.3	acting on the instructions from time to time of the Majority Lenders to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document; and

16.2.4	acting on the instructions from time to time of the Majority Lenders to exercise, or refrain from exercising, any rights, powers, authorities or discretions under or pursuant to any Finance Document.

The Agent shall have no duties or responsibilities as agent or as security agent other than those expressly conferred on it by the Finance Documents and shall not he obliged to act on any instructions from the Lenders or the Majority Lenders if to do so would, in the opinion of the Agent, be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

16.3	Trust The Security Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 16.3, the Security Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 16.3. The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

16.3.1	the Security Agent and any attorney, agent or delegate of the Security Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents;

16.3.2	the other Finance Parties acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

16.3.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of eighty years from the date of this Agreement.

The provisions of Part I of the Trustee Act 2000 shall not apply to the Security Agent or the Trust Property.

16.4	Limitations on authority Except with the prior written consent of all the Lenders, the Agent shall not be entitled to:

16.4.1	release or vary any security given for the Borrowers’ obligations under this Agreement; nor

16.4.2	waive the payment of any sum of money payable by any Security Party under the Finance Documents; nor

16.4.3	change the meaning of the expressions “Majority Lenders” or “Margin”; nor

16.4.4	exercise, or refrain from exercising, any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Lenders; nor

16.4.5	extend the due date for the payment of any sum of money payable by any Security Party under any Finance Document; nor

16.4.6	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Lender under any Finance Document; nor

16.4.7	agree to change the currency in which any sum is payable under any Finance Document (other than in accordance with the terms of the relevant Finance Document); nor

16.4.8	agree to amend this Clause 16.4.

16.5	Liability Neither the Agent nor any of its directors, officers, employees or agents shall he liable to the Lenders for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent’s gross negligence or wilful misconduct.

16.6	Acknowledgement Each Lender acknowledges that:

16.6.1	it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

16.6.2	it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

16.6.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

16.6.4	the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.

Each Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 16.6.

16.7	Limitations on responsibility The Agent shall have no responsibility to any Security Party or to any Lender on account of:

16.7.1	the failure of a Lender or of any Security Party to perform any of its obligations under a Finance Document; nor

16.7.2	the financial condition of any Security Party; nor

16.7.3	the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

16.7.4	the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.

16.8	The Agent’s rights The Agent may:

16.8.1	assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

16.8.2	assume that no Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

16.8.3	rely on any document or notice believed by it to be genuine;

16.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

16.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

16.8.6	refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until the Agent has received from the Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

16.9	The Agent’s duties The Agent shall:

16.9.1	if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of any Finance Document by any Security Party or as to the existence of an Event of Default; and

16.9.2	inform the Lenders promptly of any Event of Default of which the Agent has actual knowledge.

16.10	No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

16.11	Other business The Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party’s subsidiaries or associated companies or with a Lender as if it were not the Agent.

16.12	Indemnity The Lenders shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents other than the Master Agreements), or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document (other than the Master Agreements), to the extent not paid by the Security Parties and not arising solely from the Agent’s gross negligence or wilful misconduct.

16.13	Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

16.14	Distribution of payments The Agent shall pay promptly to the order of each Lender that Lender’s Proportionate Share of every sum of money received by the Agent pursuant to the Finance Documents (with the exception of any amounts payable pursuant to Clause 9 (Fees) and/or any Fee Letter and any amounts which, by the terms of the Finance Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Agent on trust absolutely for that Lender.

16.15	Reimbursement The Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Clause 16.14 (Distribution of payments) before it has itself received payment of that amount, and the Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of the Finance Documents, that Lender will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Finance Documents and ending on the date on which the Agent receives reimbursement.

16.16	Redistribution of payments Unless otherwise agreed between the Lenders and the Agent, if at any time a Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Lender’s Proportionate Share of any sum due from that Security Party to the Lenders under the Finance Documents (the amount of the excess being referred to in this Clause 16.16 and in Clause 16.17 (Rescission of Excess Amount) as the “Excess Amount”) then:

16.16.1	that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

16.16.2	that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

16.16.3	the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in accordance with the provisions of this Clause 16.16.

However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

16.17	Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 16.16 (Redistribution of payments) shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 16.16.3 (Redistribution of payments) shall apply only to the retained amount.

16.18	Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders each of the Lenders shall provide the Agent with instructions within three (3) Business Days of the Agent’s request (which request may be made orally or in writing). If a Lender does not provide the Agent with instructions within that period, that Lender shall be bound by the decision of the Agent. Nothing in this Clause 16.18 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with the Finance Documents. In that event, the Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Agent pursuant to this Clause 16.18.

16.19	Payments All amounts payable to a Lender under this Clause 16 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Agent.

16.20	“Know your customer” checks Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

16.21	Resignation Subject to a successor being appointed in accordance with this Clause 16.21, the Agent may resign as agent and/or security agent at any time without assigning any reason by giving to the Borrowers and the Lenders notice of its intention to do so, in which event the following shall apply:

16.21.1	the Lenders may within thirty (30) days after the date of the Agent’s notice appoint a successor to act as agent and/or security agent or, if they fail to do so, the Agent may appoint any other bank or financial institution as its successor;

16.21.2	the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrowers and the Lenders;

16.21.3	the Agent shall thereupon be discharged from all further obligations as agent and/or security agent but shall remain entitled to the benefit of the provisions of this Clause 16; and

16.21.4	the Agent’s successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

16.22	No fiduciary relationship Except as provided in Clauses 16.3 (Trust) and 16.14 (Distribution of payments), the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Lenders or between the Agent and any other person.

17	Set-Off

17.1	Set-off A Finance Party may set off any matured obligation due from the Borrowers under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to any Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

17.2	Master Agreement rights The rights conferred on the Swap Providers by this Clause 17 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Swap Providers by the Master Agreements.

18	Payments

18.1	Payments Each amount payable by a Borrower under a Finance Document (other than the Master Agreements) shall be paid to such account at such bank as the Agent may from time to time direct to the Borrowers in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

18.2	No deductions or withholdings Each payment (whether of principal or interest or otherwise) to be made by a Borrower under a Finance Document shall, subject only to Clause 18.3 (Grossing-up), be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

18.3	Grossing-up If at any time any law requires (or is interpreted to require) a Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrowers will promptly notify the Agent and, simultaneously with that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

18.4	Evidence of deductions If at any time a Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, that Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

18.5	Adjustment of due dates If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan or a payment under a Master Agreements, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

18.6	Control Account The Agent shall open and maintain on its books a control account in the names of the Borrowers showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement and a Master Agreements. The Borrowers’ obligations to repay the Loan and to pay interest and all other sums due under this Agreement and a Master Agreements shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 18.6 and those entries will, in the absence of manifest error, be conclusive and binding.

19	Notices

19.1	Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

19.2	Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

19.2.1	in the case of the Borrowers, c/o Cardiff Marine Inc. of 80 Kifissias Avenue, 151 25 Amaroussion, Greece (fax no: +30 210 809 0585) marked for the attention of Mr A. Ioannidis;

19.2.2	in the case of each Lender, those appearing opposite its name in Schedule 1 (The Lenders, the Commitments, and the Swap Providers);

19.2.3	in the case of the Agent, at the address at the head of this Agreement (fax no: +49 421 3609 293) marked for the attention of Mr Timo Kühl; and

19.2.4	in the case of each Swap Provider, those appearing opposite its name in Schedule 1 (The Lenders, the Commitments and the Swap Providers); and

19.2.5	in the case of the Security Agent, at the address at the head of this Agreement (fax no: +49 421 3609 293) marked for the attention of Mr Timo Kühl,

or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

19.3	Delivery Any communication or document made or delivered by one party to this Agreement to another under or in connection this Agreement will only be effective:

19.3.1	if by way of fax, when received in legible form; or

19.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 19.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.

All notices from or to the Borrowers shall be sent through the Agent.

19.4	Notification of address and fax number Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 19.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

19.5	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

19.5.1	in English; or

19.5.2	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

20	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

21	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

22	Joint and several liability

22.1	Nature of liability The representations, warranties, covenants, obligations and undertakings of the Borrowers contained in this Agreement shall be joint and several so that each Borrower shall be jointly and severally liable with all the Borrowers for all of the same and such liability shall not in any way be discharged, impaired or otherwise affected by:

22.1.1	any forbearance (whether as to payment or otherwise) or any time or other indulgence granted to any other Borrower or any other Security Party under or in connection with any Finance Document;

22.1.2	any amendment, variation, novation or replacement of any other Finance Document;

22.1.3	any failure of any Finance Document to be legal valid binding and enforceable in relation to any other Borrower or any other Security Party for any reason;

22.1.4	the winding-up or dissolution of any other Borrower or any other Security Party;

22.1.5	the release (whether in whole or in part) of, or the entering into of any compromise or composition with, any other Borrower or any other Security Party; or

22.1.6	any other act, omission, thing or circumstance which would or might, but for this provision, operate to discharge, impair or otherwise affect such liability.

22.2	No rights as surety Until the Indebtedness has been unconditionally and irrevocably paid and discharged in full, each Borrower agrees that it shall not, by virtue of any payment made under this Agreement on account of the Indebtedness or by virtue of any enforcement by a Finance Party of its rights under this Agreement or by virtue of any relationship between, or transaction involving, the relevant Borrower and any other Borrower or any other Security Party:

22.2.1	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by a Finance Party or any other person; or

22.2.2	exercise any right of contribution from any other Borrower or any other Security Party under any Finance Document; or

22.2.3	exercise any right of set-off or counterclaim against any other Borrower or any other Security Party; or

22.2.4	receive, claim or have the benefit of any payment, distribution, security or indemnity from any other Borrower or any other Security Party; or

22.2.5	unless so directed by the Agent (when the relevant Borrower will prove in accordance with such directions), claim as a creditor of any other Borrower or any other Security Party in competition with any Finance Party and each Borrower shall hold in trust for the Finance Parties and forthwith pay or transfer (as appropriate) to the Agent any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

23	Miscellaneous

23.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of all the Finance Parties.

23.2

Further Assurance If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the

Borrowers will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

23.3	Rescission of payments etc. Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge. release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

23.4	Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrowers of that amount.

23.5	Counterparts This Agreement may he executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

23.6	Contracts (Rights of Third Parties) Act 1999 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

24	Law and jurisdiction

24.1	Governing law This Agreement shall in all respects be governed by and interpreted in accordance with English law.

24.2	Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts.

24.3	Alternative jurisdictions Nothing contained in this Clause 24 shall limit the right of the Finance Parties to commence any proceedings against the Borrowers in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrowers in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

24.4	Waiver of objections Each Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 24, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

24.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, each Borrower:

24.5.1	irrevocably appoints Ince Process Agents, of International House, 1 St. Katharine’s Way, London E1W 1AY, United Kingdom, c/o Mr M. Volikas, as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

24.5.2	agrees that failure by a process agent to notify any Borrower of the process will not invalidate the proceedings concerned.

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by as duly authorised for and on behalf of IONIAN TRADERS INC. in the presence of:	) ) ) ) )

SIGNED by	)
as duly authorised	)
for and on behalf of	)
NORWALK STAR OWNER INC.	)
in the presence of:	)

SIGNED by	)
as duly authorised	)
for and on behalf of	)
DEUTSCHE SCHIFFSBANK	)
AKTIENGESELLSCHAFT	)
(as Lender))
in the presence of:	)
)

SIGNED by as duly authorised for and on behalf of BAYERISCHE HYPO- UND VEREINSBANK AG (as Lender) in the presence of:	) ) ) ) ) ) )

SIGNED by as duly authorised for and on behalf of DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT (as the Agent) in the presence of:	) ) ) ) ) ) )

SIGNED by as duly authorised for and on behalf of DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT (as Swap Provider) in the presence of:	) ) ) ) ) ) )

SIGNED by	)
as duly authorised	)
for and on behalf of	)
BAYERISCHE HYPO- UND	)
VEREINSBANK AG	)
(as Swap Provider))
in the presence of:	)

SIGNED by	)
as duly authorised	)
for and on behalf of	)
DEUTSCHE SCHIFFSBANK	)
AKTIENGESELLSCHAFT	)
(as the Security Agent))
in the presence of:	)